Exhibit 2.4

Execution Version

THIRD AMENDMENT OF

AGREEMENT AND PLAN OF MERGER

This Third Amendment of Agreement and Plan of Merger (this “Amendment”) is made and entered into as of March 31, 2015 (the “Amendment Date”), by and among (a) Par Petroleum Corporation, a Delaware corporation (“Parent”), (b) Bogey, Inc., a Hawaii corporation and a wholly-owned, indirect subsidiary of Parent (“Merger Sub”), (c) Koko’oha Investments, Inc., a Hawaii corporation (the “Company”), and (d) Bill D. Mills, in his capacity as the Shareholders’ Representative. Parent, Merger Sub, the Company and the Shareholders’ Representative are each referred to herein as a “Party” and collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of June 2, 2014, as amended by that certain Amendment to Agreement and Plan of Merger dated September 9, 2014, and as further amended by that certain Second Amendment to Agreement and Plan of Merger dated December 31, 2014 (as amended, the “Agreement”); and

WHEREAS, the Parties desire to further amend the Agreement as provided below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment but not otherwise defined shall have their same meanings as set forth in the Agreement.

2. Closing Date. The Closing Date shall occur on April 1, 2015.

3. Reduction of Post-Closing Escrow Amount.

(a) Section 2.1(c) of the Agreement is hereby amended to read in its entirety as follows:

“At Closing, Twelve Million Dollars ($12,000,000) (the “Post-Closing Escrow Amount”) shall be withheld from the Closing Aggregate Merger Consideration payable to the Company Shareholders and deposited into an escrow account (the “Post-Closing Escrow Account”) with Wells Fargo Bank, National Association (the “Escrow Agent”) pursuant to an escrow agreement by and among Parent, the Shareholders’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit B-1 (the “Post-Closing Escrow Agreement”). Funds held in the Post-Closing Escrow Account, including any interest or income earned thereon, shall be paid from the Post-Closing Escrow Account when and as provided for in this Agreement.”

(b) Section 7.8(a) of the Agreement is hereby amended to read in its entirety as follows:

“(a) [Reserved].”

(c) Section 7.8(b) of the Agreement is hereby amended to read in its entirety as follows:

“(b) [Reserved].”

(d) Section 7.8(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c) [Reserved].”

(e) Section 7.8(d) of the Agreement is hereby amended to read in its entirety as follows:

“(d) No later than five (5) Business Days following the date that is eighteen (18) months after the Closing Date, Parent and Shareholders’ Representative shall cause the Escrow Agent to distribute to the Shareholders’ Representative from the Post-Closing Escrow Account an amount equal to the positive difference, if any, of: (i) the then existing balance of the Post-Closing Escrow Account minus (ii) the Reserve Amount. The amount so distributed to the Shareholders’ Representative shall be promptly paid by the Shareholders’ Representative to Company Shareholders as Post-Closing Escrow Per Share Merger Consideration in accordance with Section 2.2(b)(iv).”

4. Amendment of Post-Closing Escrow Agreement. The form of Post-Closing Escrow Agreement referred to in Section 2.1(c) of the Agreement and attached to the Agreement as Exhibit B-1 is hereby deleted and Exhibit B-1 attached to this Amendment is substituted for the deleted Exhibit B-1.

5. Funding of Closing Aggregate Merger Consideration into TG Escrow. On the Closing Date, and following the transfer and application of the Deposit in accordance with Section 5.14(b)(i), Parent shall cause or cause on its behalf the wire transfer into the escrow account maintained by Title Guaranty Escrow Services, Inc. (the “TG Escrow”) the amounts specified in Part II, Section 2 of the Funds Flow Memorandum to be entered into on the Closing Date among Parent, Merger Sub, the Company and the Shareholders’ Representative. Parent shall instruct TG Escrow to disburse funds from the escrow account in accordance with the TG Escrow settlement statement, which shall provide for the payoff of the amounts owed by Mid Pac to First Hawaiian Bank, including any prepayment penalty due to First Hawaiian Bank, payment of $500,000 into the Shareholder’s Representative Expense Fund, payment of certain fees and expenses due and payable by Parent, and payment to Continental Stock Transfer & Trust Company (“CSTT”), Parent’s paying agent, of the part of the Merger Consideration payable to the Company Shareholders, all as provided in Section 2.2, Section 2.3 and Section 5.14(b)(ii). All escrow fees and costs due to TG Escrow and arising from the escrow account shall be paid by Parent.

6. Use of Deposit Escrow Funds to Fund Post-Closing Escrow Account. Section 5.14(b) of the Agreement is hereby amended to read in its entirety as follows:

“(b)(i) If the Closing occurs, Parent and Shareholders’ Representative shall jointly cause the Deposit to be transferred and applied as follows (A) to fund the Post-Closing Escrow Amount by transfer of such amount into the Post-Closing Escrow Account on or before the Closing Date, (B) to pay the fees and expenses of the Escrow Agent then due to the Escrow Agent under the Post-Closing Escrow Agreement by transfer to the Escrow Agent on or before the Closing Date, and (C) to transfer the remaining balance of the Deposit, including any interest and income earned thereon, by transfer into the escrow account maintained by Title Guaranty Escrow Services, Inc. (the “TG Escrow”) on or before the Closing Date.

(b)(ii) On the Closing Date, Parent shall instruct TG Escrow to disburse funds in the escrow account in accordance with the TG Escrow settlement statement, which settlement statement shall provide for the payoff of the amounts owed by Mid Pac to First Hawaiian Bank, including any prepayment penalty due to First Hawaiian Bank, payment of $500,000 into the Shareholder’s Representative’s Expense Fund, payment of certain fees and expenses due and payable by Parent, and payment to Continental Stock Transfer & Trust Company (“CSTT”), Parent’s paying agent, of the aggregate amount payable to the Company Shareholders. The aggregate amount payable by CSTT to the Company Shareholders from the escrow account at TG Escrow is an amount equal to the sum of (A) the Closing Aggregate Merger Consideration, less (B) the Post-Closing Escrow Amount, less (C) the Shareholder’s Representative’s Expense Fund, plus (D) any interest and income earned on the Deposit as of the Closing Date, plus (E) one-half (1/2) of the fees and expenses deducted from the Deposit and paid to the Escrow Agent pursuant to clause (B) of Section 5.14(b)(i).”

7. Conversion of Company Common Stock. Sections 2.2(b)(i) and 2.2(b)((ii) of the Agreement are hereby amended to read in their entirety as follows:

“(i) from Parent, an amount equal to the quotient of (A) the sum of (1) the Closing Aggregate Merger Consideration, less (2) the Post-Closing Escrow Amount, less (3) the Shareholder’s Representative’s Expense Fund, plus (4) the amount of interest and income earned on the Deposit as of the Closing Date, less (5) the fees and expenses deducted from the Deposit and paid to the Escrow Agent pursuant to clause (B) of Section 5.14(b)(i), plus (6) one-half (1/2) of the fees and expenses deducted from the Deposit and paid to the Escrow Agent pursuant to clause (B) of Section 5.14(b)(i), divided by (B) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares), calculated to the nearest one one-hundredth of one cent (the “Closing Per Share Merger Consideration”);

“(ii) [Reserved].”

8. Payment Procedures. Section 2.3 of the Agreement shall be amended in its entirety to read as follows:

“Section 2.3 Payment Procedures. Subject to Section 2.7(b), within three (3) Business Days after the Effective Time, Parent will deliver payment to each of the

Company Shareholders (other than holders of Dissenting Shares) of the Closing Per Share Merger Consideration for each share then held by such shareholders. Payment of the Closing Per Share Merger Consideration shall be made by check or wire transfer payable to the Company Shareholders named in, and at the addresses set forth in, Section 2.3 of the Company Disclosure Schedule, unless Parent is otherwise notified in writing by the Company at least two (2) Business Days prior to the Closing Date, and Parent and Company shall be entitled to treat such Company Shareholders as the only holders of record of the outstanding shares of Company Common Stock.”

9. Product Inventory Procedures. Exhibit D to the Agreement, referred to in Section 2.6(a)(i) of the Agreement, is hereby deleted and Exhibit D attached to this Amendment is substituted for the deleted Exhibit D.

10. Receipt of Form W-9 and FIRPTA Certificates. Section 2.7(b) is hereby amended in its entirety to read as follows:

“(b) Each Company Shareholder shall deliver (i) a certificate to each Party (or the Parties jointly), as set forth in Treasury Regulations Section 1.1445-2(b) in form and substance reasonably satisfactory to the Parties, establishing that such Company Shareholder is not a foreign person and (ii) an executed and completed Form W-9 containing such Company’s Shareholder’s taxpayer identification number and thereby indicating that such Company Shareholder is exempt from backup withholding. If any Party does not receive such certificate and Form W-9 from any Company Shareholder on or before the Closing Date, each Party may (y) withhold from the amounts payable to such Company Shareholder pursuant to this Agreement such amounts required to be withheld by applicable Tax Law, including the Code and the Treasury Regulations thereunder, and (z) at any time thereafter, in its sole discretion, pay over to or deposit with the relevant Taxing Authority the amounts withheld from such Company Shareholder.”

11. Governmental Consents and Approvals. Schedule 3.4(a) of the Disclosure Schedule to the Agreement is hereby amended to delete Item 7 (Permit No. UO-005-011, issued to Senter Petroleum, Inc.), Item 12 (Liquor License No. 311 (Site #311)) and Item 13 (Liquor License No. 340 (Site #312)). Parent hereby acknowledges and agrees that the voluntary termination by Mid Pac of Certificate No. 2333-C, was submitted to the State of Hawaii Public Utilities Commission (“PUC”) on March 24, 2015, with the consent of Parent, which voluntary termination shall be subject to the approval of the PUC following the Closing.

12. Chevron Mutual Termination Agreement. The Parties hereby acknowledge that Mid Pac and its subsidiaries, Senter Petroleum, Inc. and Island Petroleum, Inc., have entered into that certain “Mutual Termination Agreement” dated as of March 19, 2015 with Chevron Products Company, a division of Chevron U.S.A. Inc. (the “Chevron Termination Agreement”). Parent acknowledges and agrees that the Chevron Termination Agreement was entered into with its consent and that the transactions contemplated by the Chevron Termination Agreement have been consented to by Parent.

13. Terminated or Expired Contracts and Permits. Schedule 7.2(a)(iv) (Excepted Consents) of the Company Disclosure Schedule shall be amended effective as of the Closing to include any Contract or Permit that was terminated or expired with the consent of, or notice of no objection by, Parent pursuant to Section 5.1(b) of the Agreement, prior to the Closing or effective as of the Effective Time.

14. Taba Sales Contract. Pursuant to Section 5.1(b)(iii) of the Agreement, Parent has consented to the termination, effective as of the Effective Time, of that certain Dealer Supply Contract dated April 17, 1998, by and between Senter Petroleum, Inc. and Taba Service, Inc. (the “Taba Sales Contract”). There shall be no Pre-Closing Adjustment or Loss after the Closing under Section 7.2(a)(iv) of the Agreement with respect to the termination of the Taba Sales Contract. Parent has also consented to the execution of a lease by the Company and the fee owners of the Taba station site, for the use and operation of the site as a service station under the 76 brand.

15. Costs Relating to Parent’s Financing. Parent agrees that it shall reimburse Mid Pac for all fees and costs incurred by the Company, Mid Pac and/or the Subsidiaries in connection with Parent’s credit facility with Bank of Hawaii and other lenders and the payoff of the FHB Loan at the Closing Date, including conveyance taxes and lessor charges with respect to leases and memoranda of lease recorded in connection with the financing, and reasonable attorney’s fees and other out-of-pocket expenses incurred by the Company in connection with obtaining Parent’s lender’s and owner’s title policies and surveys, preparation of the releases from First Hawaiian Bank and lessor consents, and follow up discussions with the lessors relating to the requested consents. This reimbursement obligation shall be treated as a receivable as of the Closing Date and added to Net Working Capital, subject to reconciliation pursuant to, and the further provisions of, Section 2.5 of the Agreement.

16. Cooperation. After the Closing, until all Claims have been resolved, Parent shall cause the Company and its subsidiaries to retain and (upon the request of a Party) to provide records and information in their possession that are reasonably relevant to the true up process or claims for indemnification, making employees who are reasonably knowledgeable available on a reasonable, mutually convenient basis to provide additional information relevant to such matters, until such matters are resolved. The Shareholders’ Representative shall keep any information obtained under this Section 16 confidential except (a) as may be reasonably necessary in connection with the conduct or defense of any proceeding relating to such matters, or (b) with Parent’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed.

17. Notice. Notwithstanding any provision to the contrary in Section 10.6 of the Agreement regarding required methods of delivering notices and consents, the Parties have agreed that the transmittal by the Company and its counsel by email transmission to James Matthew Vaughn, as Senior Vice President and General Counsel of Parent, and to Parent’s legal counsel identified in Section 10.6, of: (i) (a) the Supplemental Disclosures dated February 8, 2015, (b) the Supplemental Disclosures dated March 9, 2015, and (c) the Competitor Information Disclosure Schedules dated March 19, 2015, and (ii) communications between the Company and Parent to request and grant the consent of Parent pursuant to Section 5.1(b) of the Agreement, shall be deemed to be effective delivery for all purposes under the Agreement.

18. No Other Effect. Except as specifically set forth in this Amendment, the Agreement remains unmodified and in full force and effect. The Parties hereto ratify and confirm their respective obligations under the Agreement, as amended by this Amendment.

19. Counterparts; Signatures. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts put together shall constitute but one and the same Amendment. Signatures to this Amendment transmitted by .pdf, electronic mail or other electronic means shall be treated as originals in all respects for purposes of this Amendment.

20. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank. Signatures Follow on Next Page.]

Execution Version

The Parties have executed this Amendment as of the Amendment Date.

PARENT:

PAR PETROLEUM CORPORATION

By:	/s/ Christopher Micklas
	Name:	Christopher Micklas
	Title:	Chief Financial Officer

MERGER SUB:

BOGEY, INC.

By:	/s/ Eric Wright
	Name:	Eric Wright
	Title:	President

Signature page to Third Amendment of Agreement and Plan of Merger

COMPANY:

KOKO’OHA INVESTMENTS, INC.

By:	/s/ Jim R. Yates
	Name:	Jim R. Yates
	Title:	President and CEO

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Bill D. Mills
BILL D. MILLS

Signature page to Third Amendment of Agreement and Plan of Merger